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                                                                    EXHIBIT 99.1




                         [GERON CORPORATION LETTERHEAD]




                     GERON ANNOUNCES $25 MILLION FINANCING


MENLO PARK, CA -- June 29, 2000 -- Geron Corporation (Nasdaq: GERN) announced today that it has entered into an agreement to sell $25 million in zero coupon convertible debentures to an existing institutional investor.

"This financing, together with cash on the balance sheet and committed funding from partners, brings our total cash available to approximately $98 million, which should allow us to continue investing in our telomerase drug discovery, stem cell and nuclear transfer development programs," stated David L. Greenwood, Geron's chief financial officer and senior vice president of corporate development.

The debentures are convertible by the investor into Geron common stock at a fixed conversion price of $29.95 per share. The company will register for resale the shares of common stock underlying the debentures and warrants. The debentures are convertible at the company's option after the one year anniversary of the effectiveness of the registration statement when Geron common stock has traded at a certain premium to the fixed conversion price for twenty
(20) consecutive trading days. In addition, the investor will receive warrants to purchase up to 834,836 shares of Geron common stock at a significant premium to the conversion price. The warrants expire eighteen (18) months following effectiveness of the registration statement.

Geron is a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products for applications in oncology, research tools for drug discovery and regenerative medicine. Geron's product development programs are based upon three patented core technologies: telomerase, human pluripotent stem cells and nuclear transfer.

This press release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding future use of Geron's funding constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks regarding need for additional capital and history of operating losses. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2000.

Contact
Geron Corporation                  Investor Inquiries
Nancy Robinson                     Dennis Schwartz
Investor and Media Relations       Burns McClellan
650-473-7765                       212-213-0006

Further information on Geron Corporation can be obtained at http://www.geron.com. To receive an index and copies of recent press releases, call Geron's news on Demand toll-free fax service, 1-800-782-3279.

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